Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Secures $13 Million Loan
Secured by the Pointe Tower at North Bay Village Complex in Miami

WALNUT CREEK, CA. – November 18, 2014 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the “Company”) announced today that TOTB Miami, LLC (the “Borrower”), a subsidiary of the Company, has secured a loan (the “Loan”) from Bank of the Ozarks of up to approximately $13 million. TOTB Miami is a Florida limited liability company, which is 80.74% owned by the Company and 19.26% owned by the Company’s manager, Owens Financial Group, Inc.

The proceeds of the Loan attributable to the Company will be used, subject to the terms and conditions of the Loan documents (the “Loan Documents”) that the Company has filed today with the Securities and Exchange Commission pursuant to a Report on Form 8-K, to increase the lending capacity of and provide for additional liquidity for the Company. The Loan is secured by a first priority lien on the Condominiums in the Pointe building and the related parcel (the “Property”) and all related improvements, amenities, appurtenances, rents and other interests as described in the Loan Documents. In addition, the loan is cross collateralized by the vacant units held in TOTB North, LLC which security is junior to a construction loan also held by Bank of the Ozarks.

The Loan matures on November 16, 2017, provided that the maturity date may be extended at the option of Borrower for two additional one year periods if a number of conditions are met. All outstanding borrowings under the Loan will bear interest at a the floating daily three month LIBOR rate of interest plus four percent (4.0%) per annum, subject to a floor rate of 4.25%. Amortized payments over 25 years are payable monthly, in arrears, on the first business day of each month (the “Payment Date”) in addition to reserves for taxes, insurance and $250 annually per unit for property replacement.

Commencing on each Payment Date until the maturity date, Borrower is required to make, in addition to the interest payment due on such date, a monthly principal payment.  The principal payment is calculated monthly based on the principal component of a mortgage-style amortization schedule calculated using the principal balance and the floating daily interest rate as of the corresponding Payment Date and a period of 300 months (less the number of any such monthly principal payments made by Borrower prior to the applicable monthly calculation). The balance of the Loan is due on the maturity date.

“Obtaining this loan will assist the Company to broaden its lending base, further increasing income and cash flow,” commented Bill Owens, Chairman and CEO of Owens Realty Mortgage.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the timing and amount of borrowings available under the new loan, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.